BKF CAPITAL GROUP, INC.
                         DEFERRED STOCK AWARD AGREEMENT


         THIS DEFERRED STOCK AWARD AGREEMENT (the "Agreement") is made and entered into as of __________, 2000, between BKF Capital Group, Inc., a Delaware corporation (the "Company") and _______________ (the "Employee") pursuant to the terms and conditions of the BKF Capital Group, Inc. 1998 Incentive Compensation Plan (the "Plan"). Capitalized terms not defined in this Agreement shall have the meanings set forth in the Plan.

         1. AWARD OF DEFERRED STOCK. Pursuant to the Plan, the Company hereby awards to Employee __________ shares of Deferred Stock (the "Deferred Stock") corresponding to ________ shares of Company common stock (the "Stock"), subject to the terms and conditions set forth in this Agreement and the Plan. A copy of the Plan has been delivered to the Employee. By signing below, the Employee agrees to be bound by all the provisions of the Plan. Each share of Deferred Stock constitutes an unsecured promise of the Company to pay the amounts contemplated herein, and Employee as a holder of any Deferred Stock has only the rights of a general unsecured creditor of the Company.

         [2.      VESTING SCHEDULE. Subject to Sections 5 and 6 hereof, the
Deferred Stock shall vest 50% on __________ and the remaining 50% on __________, with any fractional share included in the last installment (each such date and any other date on which shares of Deferred Stock vest pursuant to this Agreement, the Plan or Committee action, a "Vesting Date").]

         3.       PAYMENT OR CONVERSION OF DEFERRED STOCK.

         (a) On each Vesting Date, the shares of Deferred Stock that vest on such date shall be canceled and the Company shall deliver to Employee, except to the extent Employee has otherwise elected to defer receipt in accordance with Committee authorization pursuant to the Plan, as soon as practicable thereafter, the number of shares of Stock corresponding to such vested Deferred Stock.

         (b) For so long as Employee holds shares of Deferred Stock, at the time any dividend is paid with respect to a share of Stock, the Company shall pay to Employee in respect of each share of Deferred Stock an amount in cash, in Stock, in other property or Awards, or in a combination thereof, in each case having a value equal to the Fair Market Value of such dividend (hereinafter "Dividend Equivalents"), subject to any deferral election by Employee in accordance with Committee authorization pursuant to the Plan and/or any determination by the Committee to subject such Dividend Equivalent payment in respect of stock dividends, dividends in kind or extraordinary dividends to the vesting provisions applicable to such Deferred Stock.

         4. NON-TRANSFERABILITY. Except to the extent otherwise determined by the Committee, no shares of Deferred Stock shall be assignable or otherwise transferable by Employee other than by will or by the laws of descent and distribution and, unless otherwise provided by the Committee, during the life of Employee any elections with respect to Deferred Stock may be made only by Employee or Employee's guardian or legal representative.

         [5.      TERMINATION OF EMPLOYMENT.

         (a) Except to the extent provided in Section 6 hereof or any employment agreement or severance agreement between Employee and the Company, the provisions of this Section 5 shall apply to the unvested shares of Deferred Stock upon Employee's termination of employment with the Company and all subsidiaries or affiliates of the Company ("Termination") for any reason.

         (b) In the event of Employee's Termination by reason of death, Disability (as defined) or Retirement (as defined), all shares of Deferred Stock shall become immediately vested.

         (c) Unless the Committee provides otherwise, in the event of Employee's Termination for any reason other than as provided in Section 5(b), all unvested shares of Deferred Stock shall be canceled.]

         [6.      CHANGE IN CONTROL.

         In the event of a Change in Control (as defined) on or prior to Termination, any shares of Deferred Stock not previously vested shall become fully vested at the time of the Change in Control, except to the extent of any waiver by Employee and subject to the applicable restrictions contained in any employment agreement or severance agreement between Employee and the Company.]

         7.       DEFINITIONS. For purposes of this Agreement:

         (a) "Change in Control" means the occurrence of any of the following:

                  (i)      any "person" as such term is currently used in
Section 13(d) of the Exchange Act, other than John A. Levin or any entity directly or indirectly controlled by him, becomes a "beneficial owner", as such term is currently used in Rule 13d-3 promulgated under that Act, of 50% or more of the Company's Voting Stock (as defined);

                  (ii) a majority of the Company's board of directors (the "Board") consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; PROVIDED THAT any individual becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered an Incumbent Director;

                  (iii) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation, or other transaction (other than the asset distribution transactions contemplated in the Company's proxy statement dated July 22, 1999) unless (A) the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Company's Voting Stock, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company, or (B) a majority of the board of directors of the surviving corporation in such a transaction consists of Incumbent Directors or directors appointed by Levin Management Co., Inc. but excluding directors who were members of the other entity's board of directors; (iv) the Board adopts any plan of liquidation providing for the distribution of all or substantially all of the Company's assets; or

                  (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company).

         (b) "Disability" means the Employee's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities of employment for a period of 180 days in any consecutive nine-month period.

         (c) "Retirement" means Employee's Termination after reaching 65 years of age, or after reaching 55 years of age and completing at least 10 years of service with the Company or any of its subsidiaries or affiliates.

         (d) "Voting Stock" means the issued and outstanding capital stock or other securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect the directors of a corporation.

         8. WITHHOLDING TAX. Employee may be subject to withholding taxes as a result of the settlement of Deferred Stock. Unless the Committee permits otherwise, Employee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that the Company in its discretion determines result from such settlement. Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Employee may make an election to have shares of Stock withheld by the Company or to tender any such securities to the Company to pay the amount of tax that the Company in its discretion determines to be required so to be withheld by the Company upon settlement of Deferred Stock, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company.

         9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles.


                                        BKF CAPITAL GROUP, INC.


                                        By:  __________________________________
                                             Name:     John A. Levin
                                             Title:    Chief Executive Officer


                                             __________________________________
                                                     [Name of Employee]